Exhibit 99.1 Contacts: Kevin Murphy 585-218-4210

PRO-FAC ANNOUNCES THIRD FISCAL QUARTER 2008 RESULTS

Fairport, N.Y., May 9, 2008…Pro-Fac Cooperative, Inc. (“Pro-Fac” or the “Cooperative”) (Nasdaq-CM: PFACP), an agricultural cooperative, filed its Report on Form 10-QSB for the fiscal quarter ended March 29, 2008, today with the Securities and Exchange Commission. The Form 10-QSB among other things includes Pro-Fac’s financial results for the third quarter of fiscal 2008.

For the fiscal quarter ended March 29, 2008, Pro-Fac had net income of $0.2 million. The income for the quarter ended March 29, 2008, resulted primarily from investment income earned of $0.3 million, net of normal operating expenses of approximately $0.5 million and a tax-benefit of $0.3 million.

ABOUT PRO-FAC COOPERATIVE, INC.:

Pro-Fac Cooperative is an agricultural cooperative that markets crops grown by its member-growers, including fruits (cherries, applies, blueberries, and peaches), vegetables (snap beans, beets, peas, sweet corn, carrots, cabbage, squash, asparagus and potatoes) and popcorn. Only growers of crops marketed through Pro-Fac (or associations of such growers) can become members of Pro-Fac. Pro-Fac’s Class A cumulative preferred stock is listed on The Nasdaq Capital Market under the stock symbol, “PFACP”. More information about Pro-Fac can be found on its web site at http://profaccoop.com/.